EXHIBIT 8.1

[WILMERHALE LETTERHEAD]

November 20, 2008

The Board of Directors

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Re:	U.S. Federal Income Tax Consequences of The Walt Disney Company Investment Plan

Ladies and Gentlemen:

We have acted as special tax counsel for The Walt Disney Company, a Delaware corporation (the “Company”), in connection with the filing of a registration statement (the “Registration Statement”) on Form S-3, which includes the Prospectus relating to The Walt Disney Company Investment Plan (the “Plan”). In connection with such representation, we have been requested by the Company to render our opinion as to the accuracy of the discussion of the United States federal income tax consequences provided in the Prospectus.

In rendering this opinion, we have examined and relied upon the Registration Statement (including the Prospectus) and such other documents as we have deemed necessary or relevant to our analysis. In our examination, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of all signatures and the legal capacity of all persons executing all documents examined by us.

The conclusions expressed herein represent our judgment as to the proper treatment of the participants in the Plan under the federal income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed in the future or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise the Company of any developments after the date hereof in the application or interpretation of the federal income tax laws of the United States. Our opinion represents our best judgment of how a court would decide if presented with the issues covered by the opinion and is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court.

Based upon and subject to the foregoing, and in reliance on the representations and assumptions described above, we are of the opinion that the information in the Prospectus included in the Registration Statement regarding the United States federal income tax

The Board of Directors

November 20, 2008

consequences of the Plan, to the extent it constitutes matters of law or legal conclusions, is correct in all material respects.

This opinion addresses only the United States federal income tax issues specifically set forth herein and only as of the date hereof. This opinion does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax considerations associated with the Plan.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement, and is not to be used, released, quoted or relied upon by anyone else or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this tax opinion and the United States federal income tax consequences to participants in the Plan. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Kimberly B. Wethly
Kimberly B. Wethly, a Partner